Exhibit 99.1

Contact:

Jaren Madden

Infinity Pharmaceuticals, Inc.

617-453-1336

INFINITY REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS AND PROVIDES COMPANY UPDATE

— Company Provides 2014 Guidance Update Based on Commencement of Its Global Strategic Collaboration with AbbVie to Develop and Commercialize Duvelisib in Oncology —

— Clinical and Preclinical Data for Duvelisib to Be Presented at ASH —

— Duvelisib Development in Blood Cancers Progressing, with Three Clinical Studies Expected to Initiate by Year End —

CAMBRIDGE, Mass. – November 6, 2014 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today reported its third quarter 2014 financial results and updated its 2014 financial guidance based on the commencement of its global strategic collaboration with AbbVie Inc. to develop and commercialize duvelisib (IPI-145), an oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, in oncology. Earlier today, Infinity announced that five abstracts, including three oral presentations, describing clinical and preclinical translational data for duvelisib will be presented at the American Society of Hematology (ASH) 2014 Annual Meeting, which is being held December 6-9 in San Francisco, California. These data continue to support the development program for duvelisib in blood cancers, which includes Infinity’s ongoing registration-focused studies in indolent non-Hodgkin lymphoma (iNHL) and chronic lymphocytic leukemia (CLL) as well as three additional clinical studies expected to start by the end of 2014.

“Infinity made tremendous progress during the third quarter, entering a global collaboration with AbbVie to expand and accelerate the development and commercialization of duvelisib in oncology. Forming this important relationship better positions us to pursue our goal of establishing duvelisib as the first-in-class PI3K-delta, gamma inhibitor for the treatment of blood cancers,” commented Adelene Q. Perkins, Infinity’s chair and chief executive officer. “We expect continued momentum in our development program through the remainder of the year, as we anticipate initiating three additional clinical studies in blood cancer including two trials in combination with Gazyza that leverage our master clinical supply agreement with Roche, presenting data at the ASH 2014 Annual meeting and reporting topline data from ASPIRA, our Phase 2 clinical study in patients with rheumatoid arthritis.”

By the end of 2014 and as part of its development strategy to demonstrate the therapeutic potential of duvelisib in multiple indications and lines of treatment, Infinity is planning to initiate a Phase 1b/2 clinical study in patients with previously untreated iNHL designed to evaluate the safety and activity of duvelisib in combination with Gazyva™ (obinutuzumab) or rituximab. The company also expects to initiate in 2014 a Phase 1b clinical study of duvelisib in combination with Gazyva in patients with CLL whose disease has progressed following treatment with a Bruton’s tyrosine kinase (BTK) inhibitor. These studies are in addition to Infinity’s plan to initiate this year DYNAMO+R™, a global Phase 3 study evaluating duvelisib in combination with rituximab in patients with previously treated follicular lymphoma. Other global, registration-focused trials evaluating the safety and efficacy of duvelisib are ongoing, including DYNAMO™, a Phase 2 study in patients with refractory iNHL, and DUO™, a Phase 3 study in patients with relapsed/refractory CLL.

Recent Highlights Include the Following:

•	Announced New Data Supporting the Potential of Duvelisib in Blood Cancers to Be Presented at ASH: In a separate press release issued earlier today, Infinity announced that five abstracts, including three oral presentations, have been accepted for presentation at the ASH 2014 Annual Meeting. Key results to be presented during the meeting include preclinical translational data showing the complementary effects of inhibiting both PI3K-delta and PI3K-gamma, data from the Phase 1 study evaluating the safety and activity of duvelisib in patients previously treated with ibrutinib and updated data from the Phase 1 study evaluating the safety and activity of duvelisib in patients with relapsed/refractory iNHL and relapsed/refractory CLL. Updated Phase 1 data on the activity of duvelisib in patients with T-cell lymphoma will also be reported. Infinity will host a luncheon on Monday, December 8, 2014, from 12:00 p.m. – 1:30 p.m. PT in San Francisco to highlight duvelisib data being presented at the ASH 2014 Annual Meeting.

•	Formed Global Strategic Collaboration with AbbVie to Develop and Commercialize Duvelisib in Oncology: In September, Infinity and AbbVie announced that the companies entered into a global collaboration to develop and commercialize duvelisib for the treatment of patients with cancer. Under the terms of the agreement, Infinity received an upfront payment of $275 million and is eligible to receive up to $530 million in additional payments for the achievement of development, regulatory and commercial milestones, including up to $405 million for the achievement of milestones through the first commercial sale of duvelisib in any oncology indication. In the U.S., the companies will jointly commercialize duvelisib and will share equally in any potential profits. Outside the U.S., AbbVie will be responsible for the conduct and funding of commercialization of duvelisib, and Infinity is eligible to receive tiered royalties ranging from 23.5 percent to 30.5 percent on net product sales.

•	Entered into Master Clinical Supply Agreement and Material Transfer Agreement with Roche: In September, Infinity announced it entered into a master clinical supply agreement with Roche under which Roche will supply Gazyva to Infinity for use in planned clinical studies to evaluate the combination of Gazyva and duvelisib in patients with blood cancers. The companies also entered into a material transfer agreement under which Infinity is supplying Roche with duvelisib for use in Roche’s preclinical and translational research to evaluate the combination of duvelisib and Gazyva.

•	Reported Topline Data from the Phase 2a Asthma Study: In October, Infinity announced topline data from its Phase 2a exploratory study of duvelisib in patients with mild, allergic asthma. Data from this randomized, double-blind, placebo-controlled, cross-over study demonstrated that duvelisib was well tolerated and met several important secondary and exploratory endpoints in an allergen challenge study. Although the primary endpoint, maximal improvement in FEV1 (a standard measure of lung function) was not met as it did not reach statistical significance (p = 0.052), multiple secondary clinical endpoints measuring improvements in lung function following duvelisib administration were achieved with statistical significance. There were also associated changes in key serum cytokines and chemokines involved in the asthmatic response. The study suggests a role of PI3K-delta, gamma inhibition in asthma and suggests further evaluation is merited. Decisions on further development will be made following results from Infinity’s ASPIRA study, its Phase 2, double-blind, randomized, placebo-controlled study in patients with moderate-to-severe rheumatoid arthritis.

•	Amended Facility Agreement with Deerfield: In September, Infinity and Deerfield Management Company amended their debt facility agreement originally entered into on February 24, 2014. Under the amendment, Infinity and Deerfield agreed to reduce the maximum principal amount that the company may draw down under the credit facility from $100 million to $50 million which resulted in a decrease of the maximum exit fee that would be due to Deerfield in the event that Infinity does not draw from the facility, from $3 million to $1.5 million. To date, Infinity has not drawn down any portion of funds available under the facility.

Third Quarter 2014 Financial Results

•	At September 30, 2014, Infinity had total cash, cash equivalents and available-for-sale securities of $379.5 million, compared to $141.7 million at June 30, 2014. The increase was primarily due to the receipt of an upfront payment of $275 million under the strategic collaboration with AbbVie.

•	Revenue during the third quarter of 2014 was $160.6 million, which was composed of a one-time license fee of $159.1 million associated with the strategic collaboration with AbbVie and $1.5 million in research and development (R&D) services. Deferred revenue of $114.4 million will be recognized over the period in which R&D services will be provided.

•	R&D expense for the third quarter of 2014 was $44.9 million, compared to $26.9 million for the same period in 2013. The increase in R&D expense for the third quarter of 2014 compared to the same period in 2013 was primarily due to higher clinical development expenses for duvelisib.

•	General and administrative (G&A) expense was $8.0 million for the third quarter of 2014, compared to $7.3 million for the same period in 2013. The increase in G&A expense for the third quarter of 2014 compared to the same period in 2013 was primarily due to increased compensation expense related to contingent cash compensation recognized during the third quarter of 2014.

•	Net income for the third quarter of 2014 was $103.2 million, or a basic earnings per common share of $2.08 and a diluted earnings per common share of $2.03, which compares to net loss of $33.9 million, or a basic and diluted loss per common share of $0.71 for the same period in 2013.

2014 Financial Guidance

Infinity today provided updated financial guidance for 2014. These updates are based on the commencement of Infinity’s global strategic collaboration with AbbVie Inc. to develop and commercialize duvelisib which began in September 2014.

Infinity’s current financial guidance for 2014 is as follows:

•	Revenue: Infinity expects revenue for 2014 to range from $160 million to $170 million. Previously, Infinity did not expect to recognize any revenue in 2014.

•	Operating Expenses: Infinity expects operating expenses for 2014 to range from $175 million to $185 million, compared to prior expectations of $170 million to $180 million.

•	Net Loss: Infinity expects net loss for 2014 to range from $20 million to $30 million, compared to prior expectations of $170 million to $180 million.

•	Cash and Investments: Infinity expects to end 2014 with a year-end cash and investments balance ranging from $320 million to $330 million, compared to prior expectations of $40 million to $50 million.

Conference Call Information

Infinity will host a conference call at 4:30 p.m. ET today to review its third quarter 2014 financial results, share an update on its business and provide an overview of the ASH abstracts referenced above. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 18542270. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: the timing and type of data presentations; the receipt of milestone, royalty and other payments under the agreement with AbbVie; the therapeutic and commercial potential of duvelisib; the expected benefits of the collaboration with AbbVie, including expansion and acceleration of development and commercialization of duvelisib in oncology; the therapeutic potential of PI3K-delta, gamma inhibition in asthma; the advancement of duvelisib through clinical trials; plans to conduct additional clinical trials of duvelisib; the company’s financial guidance for 2014; and its ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 11, 2014, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30, 2014	December 31, 2013

Cash, cash equivalents and available-for-sale securities, including long term	$379,535	$214,468

Loan commitment asset from Deerfield, net	1,681	—

Other current assets	10,032	11,055

Property and equipment, net	2,982	4,010

Other long-term assets	2,595	1,177

Total assets	$396,825	$230,710

Current liabilities	$58,413	$22,206

Due to Takeda, less current portion	—	6,456

Deferred revenue, less current portion	92,367	—

Other long-term liabilities	529	773

Total stockholders’ equity	245,516	201,275

Total liabilities and stockholders’ equity	$396,825	$230,710

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Collaboration revenue	$160,639	$—	$160,639	$—
Operating expenses:
Research and development	44,895	26,857	107,551	73,168
General and administrative	8,042	7,319	21,903	21,424

Total operating expenses	52,937	34,176	129,454	94,592

Income (loss) from operations	107,702	(34,176)	31,185	(94,592)
Other income (expense):
Interest expense	(4,537)	—	(8,615)	—
Investment and other income	52	238	356	737

Total other income (expense)	(4,485)	238	(8,259)	737

Net income (loss)	$103,217	$(33,938)	$22,926	$(93,855)

Earnings (loss) per common share:
Basic	$2.08	$(0.71)	$0.47	$(1.96)

Diluted	$2.03	$(0.71)	$0.46	$(1.96)

Weighted average number of common shares outstanding:
Basic	48,632,888	48,052,939	48,497,305	47,875,706

Diluted	49,735,303	48,052,939	48,533,122	47,875,706

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